Exhibit 99.1

Contact: Mary Ann Mays
Phone: (812) 962-5011
Fax: (812) 962-5464
Pager: (888) 711-8778
E-mail: mmays@accuridecorp.com

FOR IMMEDIATE RELEASE

Accuride’s Cuyahoga Falls Plant Fire Update:

Plant Resumes Production

EVANSVILLE, Ind. – August 28, 2003 – Today, Accuride Corporation issued an update about the fire damage sustained at its aluminum machining and finishing facility in Cuyahoga Falls, Ohio on August 14, 2003.

The Company reports that its Cuyahoga Falls facility has resumed approximately 65% of its operations at this time.  The Company anticipates that full capacity could be restored within ten to fourteen days.  The Company continues to take aggressive action to meet the needs of its customers and minimize disruption of customer production by both maximizing its machining production at its Erie, Pennsylvania Plant and by utilizing contract manufacturers qualified to make Accuride products to augment its internal production capabilities.  All extraordinary production measures will stay in force until the requirements of Accuride customers have been met.

The Company believes that property and business interruption insurance and its aggressive actions to supply product to its customer base should greatly mitigate financial impact.

“Accuride Cuyahoga Falls employees with support from other Company facilities, City personnel and a Disaster Recovery Team have done an exceptional job of getting the plant back up and running.”  Said Terry Keating, Accuride’s President and CEO.  He added, “ Our recovery is running ahead of our optimistic plan.”

Accuride Corporation is North America’s largest manufacturer and supplier of wheels for heavy/medium trucks and trailers.  The Company offers the broadest product line in the North American heavy/medium wheel industry and is the only North American manufacturer and supplier of both steel and forged aluminum heavy/medium wheels.  Accuride Corporation also produces wheels for buses, commercial light trucks, pick-up trucks sport utility vehicles, and vans.  Accuride Corporation has steel wheel operations in Henderson, Kentucky; London, Ontario, Canada; and in Monterrey, Mexico.  Accuride has aluminum wheel operations in Erie, Pennsylvania, and Cuyahoga Falls, Ohio.  Additionally, the Company produces tire molds at its Erie, Pennsylvania, facility.  Accuride is also involved in a commercial tire and wheel assembly joint venture in Springfield, Ohio. For more information, visit Accuride’s website at http://www.accuridecorp.com.

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. With respect to the fire at the Company’s Cuyahoga Falls facility, the following risks and uncertainties should also be taken into consideration: the timely resumption of production at the facility, the adequacy and timing of insurance recoveries, the ability of the Company to maximize production at its Erie, Pennsylvania plant and the ability to outsource machining and finishing operations.

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